Exhibit 99.1

PRESS RELEASE – For Immediate Release

MGM RESORTS INTERNATIONAL ANNOUNCES PROPOSED PRIVATE OFFERING BY MGM

CHINA HOLDINGS LIMITED

LAS VEGAS, April 30, 2019 /PRNewswire/ – MGM Resorts International (NYSE: MGM) (the “Company”) today announced that MGM China Holdings Limited (the “Issuer”), a consolidated subsidiary of the Company, proposes to offer $1.25 billion in aggregate principal amount of senior notes in a private placement. The Issuer intends to use the net proceeds from the offering of the notes to repay amounts under its revolving credit facility and term loan facility and for general corporate purposes.

The notes proposed to be offered will not be and have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and may not be offered or sold in the United States or to any U.S. persons absent registration under the Securities Act, or pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The notes will be offered only to “qualified institutional buyers” under Rule 144A of the Securities Act or, outside the United States, to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction. The Company gives no assurance that the proposed offering can be completed on any terms.

Statements in this release that are not historical facts are “forward-looking” statements and “safe harbor statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including those described in the Company’s public filings with the SEC. The Company has based forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, the completion of the Issuer’s senior notes offering. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include effects of economic conditions and market conditions in the markets in which the Company operates and competition with other destination travel locations throughout the United States and the world, the design, timing and costs of expansion projects, risks relating to international operations, permits, licenses, financings, approvals and other contingencies in connection with growth in new or existing jurisdictions and additional risks and uncertainties described in the Company’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law. If the Company updates one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those other forward-looking statements.

SOURCE: MGM Resorts International

MGM RESORTS CONTACTS:
Investment Community	News Media
CATHERINE PARK	BRIAN AHERN
Executive Director of Investor Relations	Director of Communications
(702) 693-8711 or cpark@mgmresorts.com	(702) 692-6802 or media@mgmresorts.com